     Earnings Release

JETBLUE ANNOUNCES SECOND QUARTER 2020 RESULTS

NEW YORK (July 28, 2020) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2020:

•
Reported GAAP loss per share of ($1.18) in the second quarter of 2020 compared to a diluted earnings per share of $0.59 in the second quarter of 2019. Adjusted loss per share was ($2.02)(1) in the second quarter of 2020 versus adjusted diluted earnings per share of $0.60(1) in the second quarter of 2019.  Note A to this earnings release includes the GAAP to Non-GAAP reconciliation between reported and adjusted diluted earnings per share.

•
GAAP pre-tax loss of ($450) million in the second quarter of 2020, compared to a pre-tax income of $236 million in the second quarter of 2019. Excluding one-time items, adjusted pre-tax loss of ($754) million(1) in the second quarter of 2020 versus adjusted pre-tax income of $238 million(1) in the second quarter of 2019.

Operational Highlights from the Second Quarter

•	Second quarter 2020 revenue declined 90% year over year as a result of the impact of COVID-19. Traffic volumes and yields improved in May and June from an April trough.

•	Reduced second quarter 2020 capacity by 85% year over year as a result of aggressive action to mitigate cash burn.

•
Operating expenses decreased 66% year over year. Excluding special items, adjusted operating expenses(1) declined 50% year over year. We successfully reduced our second quarter costs by over $900 million driven by variable cost reductions through capacity cuts and fixed cost reductions achieved by adjusting work schedules where possible and eliminating discretionary spend.

Balance Sheet and Liquidity

•
JetBlue ended the second quarter with approximately $2.9 billion in unrestricted cash, cash equivalents, and short-term investments, or 36% of 2019 revenue. Including the CARES Act PSP proceeds, our liquidity was $3.4 billion at the end of second quarter 2020, or 42% of 2019 revenue.

•	JetBlue repaid $78 million in regularly scheduled debt and finance lease obligations during the second quarter of 2020.

•	JetBlue has taken the following measures in the second quarter to manage liquidity:

◦	Raised $750 million under a secured term loan.

◦
Executed approximately $120 million under sale-leaseback transactions, and entered a binding agreement for three additional sale-leaseback transactions for upcoming deliveries. In addition, we have entered into two other binding sale-leaseback agreements for aircraft already existing in our fleet.

◦	Achieved significant variable and fixed cost savings through aggressive capacity reductions and adjusted work schedules.

◦	Redeployed assets to capture short-term, tactical cash generation opportunities.

•
Resulting from the actions taken, JetBlue’s average daily cash burn in May was $9 million vs its prior expectations for just below $10 million. Average daily cash burn in the second quarter was $9.5 million vs its prior expectations for $11 million, and the daily cash burn at the end of June was just under $8 million. JetBlue continues to expect average daily cash burn in the third quarter for a range of $7 to $9 million.

Fuel Expense and Hedging

The realized fuel price in the quarter was $0.96 per gallon, a 55% decline versus second quarter 2019 realized fuel price of $2.16.

JetBlue has entered into forward fuel derivative contracts to hedge its fuel consumption for the third and fourth quarter of 2020. Based on the forward curve as of July 17th, JetBlue expects an average all-in price per gallon of fuel of $1.24 in the third quarter of 2020.

Our Recovery Plan and Actions Taken to Position JetBlue for Future Success

“For the past 20 years we have succeeded against the odds, and we firmly believe that we are laying the foundation and repositioning JetBlue to come out of this historic crisis as a stronger, global player in the years to come,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“In the past two months, we made progress in reducing our cash burn, and have been quick to resize our operations to the very dynamic demand environment. While demand has improved materially from the lows we saw in April, bookings remain choppy, and we remain focused on addressing changing trends as we progress through the summer.

As we move into recovery, we have laid out a three-step framework to set JetBlue up for success and emerge stronger. The first is to reduce our cash burn. The second step is to rebuild our margins. The third and last step is to repair our balance sheet.

We have been nimble and managed the short term with a sense of urgency, to reduce our cash burn and build liquidity. We are confident that our actions to protect the health and safety of our Customers and Crewmembers, our network changes, and focus on costs will help us rebuild our margins faster.”

Action Plan, Revenue and Capacity

“We are laser-focused on managing the current environment of low demand,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer. “In the short term, we have added tactical point-to-point flights, responding to unserved demand in leisure and VFR markets and supporting our cash generation efforts. In the long term, our actions help us solidify our network strategy to improve our position in our Focus Cities. We are taking advantage of unique opportunities presented by the pandemic to allow us to rebuild our margins when demand returns.

Volumes have increased since demand bottomed out in April, and during the second quarter our revenue broadly tracked to our L-shaped recovery forecast. We expect demand trends will continue to be volatile and recovery will not be linear. Given the choppiness in demand, we will continue to take a conservative approach in planning capacity and forecasting revenue.

As we see booking trends beginning to improve after bottoming out in April, we believe capacity will lead the way to demand and revenue recovery. That said, our guiding criteria is cash generation, and we will continue to be nimble in reacting to changes in demand trends.”

Cost Performance and Outlook

“We continue to manage through this fluid environment with a near-term focus on preserving liquidity. Just as importantly, we are positioning JetBlue to thrive as we emerge from the pandemic,” said Steve Priest, JetBlue’s Chief Financial Officer.

“Last month we raised approximately $750 million with a new term loan backed by JFK, LaGuardia and Washington Reagan slots, as well as by our JetBlue brand. We also entered into sale-leaseback transactions that raised nearly $120 million during the quarter. Our liquidity equated to $3.4 billion at the close of June, or 42% of our 2019 revenue.

Our daily cash burn improved every month since April, to under $8 million at the end of June. The improvement during the quarter came mainly from our efforts to manage capacity, reduce our cost base and manage payment terms. Improvements in revenue trends during the quarter also contributed to our progress in cash burn.

Looking into the third quarter, we continue to estimate our daily cash burn between $7 and $9 million, mainly driven by a continuation of our work to reduce our cost base, and capacity actions to respond to changes in demand. Where we fall within the range will depend on the revenue environment during the third quarter.”

Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, July 28, 2020 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

For further details see the Second quarter 2020 Earnings Presentation available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers across the U.S., Caribbean, and Latin America. For more information, please visit jetblue.com.

Notes

(1)	Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements

Statements in this Earnings Release (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the impact of infectious diseases that affects demand for air travel or travel behavior, such as the ongoing impact of the coronavirus (“COVID-19”); adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2019 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this Earnings Release might not occur. Our forward-looking statements speak only as of the date of this Earnings Release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2020	2019	Change		2020	2019	Change
OPERATING REVENUES
Passenger	$170	$2,031	(91.6)		$1,682	$3,833	(56.1)
Other	45	74	(39.7)		121	144	(15.2)
Total operating revenues	215	2,105	(89.8)		1,803	3,977	(54.7)

OPERATING EXPENSES
Aircraft fuel and related taxes	29	484	(94.0)		394	921	(57.2)
Salaries, wages and benefits	477	576	(17.1)		1,078	1,151	(6.3)
Landing fees and other rents	62	121	(48.8)		174	237	(26.6)
Depreciation and amortization	140	127	10.2		279	251	11.1
Aircraft rent	16	25	(36.7)		37	50	(25.6)
Sales and marketing	8	75	(89.6)		60	141	(57.1)
Maintenance, materials and repairs	73	168	(56.4)		233	324	(27.9)
Other operating expenses	124	277	(55.3)		394	563	(30.2)
Special items	(304)	2	(13,121.7)		(102)	14	(831.0)
Total operating expenses	625	1,855	(66.3)		2,547	3,652	(30.2)

OPERATING (LOSS) INCOME	(410)	250	(264.3)		(744)	325	(328.6)

Operating margin	(190.8)%	11.9%	(202.7)	pts.	(41.3)%	8.2%	(49.5)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(40)	(19)	110.7		(65)	(38)	67.6
Capitalized interest	3	3	(1.6)		7	6	8.6
Interest income and other	(3)	2	(247.1)		(2)	1	(203.3)
Total other income (expense)	(40)	(14)	(198.6)		(60)	(31)	(90.6)

(LOSS) INCOME BEFORE INCOME TAXES	(450)	236	(290.2)		(804)	294	(373.0)

Pre-tax margin	(209.2)%	11.2%	(220.4)	pts.	(44.6)%	7.4%	(52.0)	pts.

Income tax (benefit) expense	(130)	57	(326.8)		(216)	73	(393.6)

NET (LOSS) INCOME	$(320)	$179	(278.6)		$(588)	$221	(366.2)

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(1.18)	$0.60			$(2.14)	$0.73
Diluted	$(1.18)	$0.59			$(2.14)	$0.73

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	271.7	300.3			275.1	303.1
Diluted	271.7	301.8			275.1	304.6

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2020	2019	Change		2020	2019	Change
Revenue passengers (thousands)	616	11,026	(94.4)		8,766	21,191	(58.6)
Revenue passenger miles (millions)	816	13,782	(94.1)		11,208	26,516	(57.7)
Available seat miles (ASMs) (millions)	2,413	16,029	(84.9)		17,304	31,466	(45.0)
Load factor	33.8%	86.0%	(52.2)	pts.	64.8%	84.3%	(19.5)	pts.
Aircraft utilization (hours per day)	1.6	12.1	(86.8)		6.1	11.9	(48.7)

Average fare	$276.35	$184.24	50.0		$191.83	$180.89	6.1
Yield per passenger mile (cents)	20.86	14.74	41.5		15.00	14.46	3.8
Passenger revenue per ASM (cents)	7.06	12.68	(44.3)		9.72	12.18	(20.2)
Revenue per ASM (cents)	8.91	13.14	(32.2)		10.42	12.64	(17.5)
Operating expense per ASM (cents)	25.90	11.58	123.7		14.72	11.60	26.9
Operating expense per ASM, excluding fuel (cents)(1)	36.95	8.46	336.6		12.90	8.56	50.7

Departures	12,896	93,040	(86.1)		96,191	182,276	(47.2)
Average stage length (miles)	1,183	1,147	3.1		1,163	1,150	1.1
Average number of operating aircraft during period	262.0	253.0	3.6		260.6	253.0	3.0
Average fuel cost per gallon, including fuel taxes	$0.96	$2.16	(55.4)		$1.74	$2.10	(17.4)
Fuel gallons consumed (millions)	30	224	(86.5)		227	438	(48.2)
Average number of full-time equivalent crewmembers					16,759	18,454

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)
	June 30,	December 31,
	2020	2019
	(unaudited)
Cash and cash equivalents	$2,561	$959
Total investment securities	343	372
Total assets	14,027	11,918
Total debt	4,776	2,334
Stockholders' equity	4,094	4,799

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP financial measures in this press release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”)

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure. In 2020, special items include contra expenses recognized on the utilization of payroll support grants received under the CARES Act and the impairment charge of our Embraer E190 fleet. Special items for 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020		2019		2020		2019
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$625	$25.90	$1,855	$11.58	$2,547	$14.72	$3,652	$11.60
Less:
Aircraft fuel and related taxes	29	1.21	484	3.02	394	2.28	921	2.93
Other non-airline expenses	9	0.36	12	0.09	22	0.13	23	0.07
Special items	(304)	(12.62)	2	0.01	(102)	(0.59)	14	0.04
Operating expenses, excluding fuel	$891	$36.95	$1,357	$8.46	$2,233	$12.90	$2,694	$8.56

Operating Expense, Income before Taxes, Net Income and Earnings per Share, excluding special items

Our GAAP results in the applicable periods were impacted by charges that are deemed special items. We believe the impacts of these items make our results difficult to compare to prior periods as well as future periods and guidance. In 2020, special items include contra expenses recognized on the utilization of payroll support grants received under the CARES Act and the impairment charge of our Embraer E190 fleet. Special items for 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe the impacts of these items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impacts of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME BEFORE TAXES, NET INCOME AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Total operating revenues	$215	$2,105	$1,803	$3,977

Total operating expenses	$625	$1,855	$2,547	$3,652
Less: Special items	(304)	2	(102)	14
Total operating expenses excluding special items	$929	$1,853	$2,649	$3,638

Operating (loss) income	$(410)	$250	$(744)	$325
Add back: Special items	(304)	2	(102)	14
Operating (loss) income excluding special items	$(714)	$252	$(846)	$339

Operating margin excluding special items	(332.6)%	12.0%	(46.9)%	8.5%

(Loss) income before income taxes	$(450)	$236	$(804)	$294
Add back: Special items	(304)	2	(102)	14
(Loss) income before income taxes excluding special items	$(754)	$238	$(906)	$308

Pre-tax margin excluding special items	(351.0)%	11.3%	(50.2)%	7.8%

Net (loss) income	$(320)	$179	$(588)	$221
Add back: Special items	(304)	2	(102)	14
Less: Income tax (expense) benefit related to special items	(76)	1	(26)	3
Net (loss) income excluding special items	$(548)	$180	$(664)	$232

(Loss) Earnings Per Common Share:
Basic	$(1.18)	$0.60	$(2.14)	$0.73
Add back: Special items, net of tax	(0.84)	—	(0.28)	0.03
Basic excluding special items	$(2.02)	$0.60	$(2.42)	$0.76

Diluted	$(1.18)	$0.59	$(2.14)	$0.73
Add back: Special items, net of tax	(0.84)	0.01	(0.28)	0.03
Diluted excluding special items	$(2.02)	$0.60	$(2.42)	$0.76

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com